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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT


              Pursuant to Section 13 or 15 (d)
           of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)
                        June 26, 1998


                COMMUNITY TRUST BANCORP, INC.
   (Exact name of registrant as specified in its charter)

     Kentucky             0-11129            61-0979818
     (State or other    (Commission       (IRS Employer
     jurisdiction of    File Number)     Identification
     incorporation)                           No.)

     208 North Mayo Trail
     Pikeville, Kentucky                          41501
     (Address of principal executive offices)   (Zip Code)

     Registrant's telephone number, including area code:
(606) 432-1414

                       Not Applicable
     (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     Community Trust Bancorp, Inc.'s wholly owned subsidiary, Community Trust Bank of West Virginia, National Association (CTBWV), purchased sixteen Banc One Corporation branches located in West Virginia with approximately $569 million in deposits on June 26, 1998. CTBWV paid a 9.7% premium on these deposits. In concurrent transactions, CTBWV sold three branches with deposits totaling $151 million to Premier Financial Bancorp, Inc. of Georgetown, Kentucky receiving a 9.7% premium; four branches with deposits totaling $122 million to Peoples Banking and Trust Company of Marietta, Ohio receiving a 10.7% premium; and two branches with deposits totaling $80 million to United Bankshares of Charles Town, West Virginia receiving 11.7% premium. The additional 1% premium paid by Peoples Banking and Trust Company and the additional 2% premium paid by United Bankshares was divided evenly between CTBWV and Premier Financial Bancorp, Inc. as part of a prior agreement.
     CTBWV retained seven branches with deposits totaling $216 million. The funds used to purchase these branches were provided from the sale of Trust Preferred Securities that occurred in April 1997 and the sale of an affiliate bank in July 1997. The facilities that were purchased will continue to operate as banking offices.
     Financial information is not being filed pursuant to
Item 7 of Form 8-K because this transaction did not have a financial impact sufficient to require such financial information pursuant to Rule 3-05 of Regulation S-X.

                         Signatures

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             Community Trust Bancorp, Inc.




July 10, 1998                By: /s/Burlin Coleman
                             Burlin Coleman
                             President and
                             Chief Executive Officer